Exhibit 10.23(G)
JUNO THERAPEUTICS, INC.
2014 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
Unless otherwise defined herein, the terms defined in the 2014 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Restricted Stock Unit Award Agreement, including the Notice of Grant of Restricted Stock Units (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant, and any appendices and exhibits attached thereto (all together, the “Award Agreement”).
Name (“Participant”):        <first_name> <last_name>

Address:                <address_1>
<address_2>
<city>, <state> <zip>
The undersigned Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:
Date of Grant:    <award_date>
Vesting Commencement Date:    <vest_start_date>
Number of Restricted Stock Units:    <shares_awarded>
Vesting Schedule:
Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will vest in accordance with the following schedule:
1.[[60%] of the Restricted Stock Units subject to this Award may vest in connection with the 017 Milestone (the “017 RSUs”). The following portion of the 017 RSUs will become eligible to vest (“Eligible 017 RSUs”) depending on the date that the 017 Milestone is achieved (such date, the “017 Achievement Date”):
a.    100% of the 017 RSUs will become Eligible 017 RSUs if the 017 Milestone is achieved on or prior to [AAAA] (the “[AAAA] Milestone Deadline”). If the 017 Milestone is not achieved on or prior to the [AAAA] Milestone Deadline, 25% of the 017 RSUs will terminate on the [AAAA] Milestone Deadline.
b.    75% of the 017 RSUs will become Eligible 017 RSUs if the 017 Milestone is achieved after the [AAAA] Milestone Deadline but on or prior to [BBBB] (the “[BBBB] Milestone Deadline”). If the 017 Milestone is not achieved on or prior to the [BBBB] Milestone Deadline, all of the remaining 017 RSUs will terminate on the [BBBB] Milestone Deadline.
On the 017 Achievement Date, 50% of the Eligible 017 RSUs will vest on such date, and 50% of the Eligible 017 RSUs will vest on the twelve (12) month anniversary of the 017 Achievement Date, subject to Participant continuing to be a Service Provider through each vesting date.]
2.[40%] of the Restricted Stock Units subject to this Award may vest in connection with the H125 Milestone (the “H125 RSUs”). The following portion of the H125 RSUs will become eligible to vest (“Eligible H125 RSUs,” and together with the Eligible 017 RSUs, “Eligible RSUs”) depending on the date that the H125 Milestone is achieved (such date, the “H125 Achievement Date”):
a.    100% of the H125 RSUs will become Eligible H125 RSUs if the H125 Milestone is achieved on or prior to [CCCC] (the “[CCCC] Milestone Deadline”). If the H125 Milestone is not achieved on or prior to the [CCCC] Milestone Deadline, 25% of the H125 RSUs will terminate on the [CCCC] Milestone Deadline.
b.    75% of the H125 RSUs will become Eligible H125 RSUs if the H125 Milestone is achieved after the [CCCC] Milestone Deadline but on or prior to [DDDD] (the “[DDDD] Milestone Deadline”). If the H125 Milestone is not achieved on or prior to the [DDDD] Milestone Deadline, 25% of the H125 RSUs will terminate on the [DDDD] Milestone Deadline.
c.    50% of the H125 RSUs will become Eligible H125 RSUs if the H125 Milestone is achieved after the [DDDD] Milestone Deadline but on or prior to [EEEE] (the “[EEEE] Milestone Deadline,” and together with the [AAAA] Milestone Deadline, the [BBBB] Milestone Deadline the [CCCC] Milestone Deadline, and the [DDDD] Milestone Deadline, a “Milestone Deadline”). If the H125 Milestone is not achieved on or prior to the [EEEE] Milestone Deadline, all of the remaining H125 RSUs will terminate on the [EEEE] Milestone Deadline.
On the H125 Achievement Date, 100% of the Eligible H125 RSUs will vest on such date, subject to Participant continuing to be a Service Provider through such date.
In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.
Notwithstanding the foregoing and anything contrary in the Plan, in the event of a Change in Control, and provided that the Participant remains a Service Provider through the date of the Change in Control, all outstanding Restricted Stock Units for which the applicable Milestone has not been achieved but for which the applicable Milestone Deadline has not passed will be treated as Eligible RSUs and, if the acquiring or successor corporation assumes or substitutes for the Restricted Stock Units subject to this Award in connection with the Change in Control in accordance with Section 13(c) of the Plan, will vest as follows, subject to Participant continuing to be a Service Provider through each vesting date: (i) 100% of the Eligible 017 RSUs will vest on the twelve (12) month anniversary of the Change in Control, and (ii) 50% of the Eligible H125 RSUs will vest on the twelve (12) month anniversary of the Change in Control and 50% of the Eligible H125 RSUs will vest on the twenty-four (24) month anniversary of the Change in Control. For the avoidance of doubt, 017 RSUs that became Eligible 017 RSUs due to the achievement of the 017 Milestone prior to the Change in Control will continue vesting pursuant to their original vesting schedule. Additionally, if, within twelve (12) months following a Change in Control, the Participant’s status as a Service Provider is terminated (x) by the Company, successor corporation or the entity to whom Participant is providing services following the transaction (the “Employer”) without “Cause” (as defined below) or (y) by Participant for “Good Reason” (as defined below), then 100% of the then-outstanding unvested Eligible RSUs will immediately vest.
Any portion of the Eligible RSUs that is not assumed or substituted for by the acquiring or successor corporation will be treated in accordance with Section 13(c) of the Plan.
For purposes of this Award Agreement, “017 Milestone” means the U.S. Food and Drug Administration’s (“FDA’s”) issuance of the first approval letter evidencing licensure of JCAR017 for any indication pursuant to Section 351(a) of the Public Health Service Act (42 U.S.C. 262(a)) following the FDA’s review of a Biologics License Application for JCAR017 for such proposed indication (the “017 Approval”).  For purposes of this Award Agreement, the 017 Approval may, but need not be, granted pursuant to the accelerated approval provisions of 21 U.S.C. 356(c) and 21 C.F.R. Part 601, Subpart E.
For purposes of this Award Agreement, “H125 Milestone” means the FDA’s issuance of the first approval letter evidencing licensure of JCARH125 for any indication pursuant to Section 351(a) of the Public Health Service Act (42 U.S.C. 262(a)) following the FDA’s review of a Biologics License Application for JCARH125 for such proposed indication (the “125 Approval”).  For purposes of this Award Agreement, the 125 Approval may, but need not be, granted pursuant to the accelerated approval provisions of 21 U.S.C. 356(c) and 21 C.F.R. Part 601, Subpart E.
For purposes of this Award Agreement, “Milestone” means either the 017 Milestone or the H125 Milestone.
For purposes of this Award Agreement, “Cause” means the occurrence of any of the following: (a) an act of dishonesty made by the Participant in connection with the Participant’s responsibilities as Service Provider, (b) the Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by Participant that the Board reasonably determines has had or will have a material detrimental effect on the Company’s reputation or business; (c) the Participant’s gross misconduct (as defined under the Revised Code of Washington 50.04.294(4)); (d) the Participant’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company; (v) the Participant’s willful breach of any material obligations under any written agreement or covenant with the Company; or (vi) the Participant’s continued substantial failure to perform the Participant’s employment duties (other than as a result of the Participant’s physical or mental incapacity) after the Participant has received a written demand of performance from the [Board] [Board or Chief Executive Officer (“CEO”)] [Board, Chief Executive Officer (“CEO”), or the Participant’s supervisor] that specifically sets forth the factual basis for the [Board’s] [the Board’s or the CEO’s] [the Board’s, the CEO’s, or the Participant’s supervisor’s] determination that the Participant has not substantially performed the Participant’s duties and has failed to cure such non-performance to the Board’s] [the Board’s or the CEO’s] [the Board’s, the CEO’s, or the Participant’s supervisor’s] reasonable satisfaction within thirty (30) business days after receiving such notice. For purposes of this paragraph, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of the Company or required by law. Any act, or failure to act, based upon authority or instructions given to the Participant [pursuant to a resolution duly adopted by the Board] [by the CEO or pursuant to a resolution duly adopted by the Board] or based on the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done by the Participant in good faith and in the best interest of the Company.
For purposes of this Award Agreement, “Good Reason” means the Participant’s resignation within three (3) months following the end of the Cure Period (as defined below), without the Participant’s express written consent, of one or more of the following: (a) a material reduction by the Company in the Participant’s base salary; (b) a change in the location of the Participant’s employment of more than fifty (50) miles; or (c) the Company’s material breach of the terms of any material written agreement or covenant with the Participant related to the Participant’s provision of services to the Company. In order for an event to qualify as Good Reason, the Participant must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within three (3) months of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date of written notice (the “Cure Period”), and such grounds must not have been cured during such time.
Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT

<first_name> <last_name>                Print Name

Address:

<address_1>

<address_2>

<city>, <state> <zip>

JUNO THERAPEUTICS, INC.
2014 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
1.Grant of Restricted Stock Units. The Company hereby grants to the individual (the “Participant”) named in the Notice of Grant of Restricted Stock Units of this Award Agreement (the “Notice of Grant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.
2.    Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.    Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting schedule set forth in the Notice of Grant, subject to Participant continuing to be a Service Provider through each applicable vesting date.
4.    Payment after Vesting.
(a)    General Rule. Subject to Section 6, any Restricted Stock Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 4(b), such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Award Agreement.
(b)    Acceleration.
(i)    Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such , such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 4(b) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.
(ii)    Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(c)    Section 409A. It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
5.    Forfeiture Upon Termination as a Service Provider or Milestone Deadline.
(a)    Notwithstanding any contrary provision of this Award Agreement, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units (after giving effect to any acceleration of vesting provided for in the Notice of Grant or this Award Agreement) awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
(b)    Notwithstanding any contrary provision of this Award Agreement, if a Milestone Deadline occurs prior to the achievement of the applicable Milestone, the Restricted Stock Units that fail to become Eligible RSUs as a result of the occurrence of such Milestone Deadline, as specified in the vesting schedule set forth in the Notice of Grant, will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
6.    Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.    Tax Consequences. Participant has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
8.    Tax Obligations
(a)    Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Employer or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (b) the Participant’s and, to the extent required by the Company (or Employer), the Company’s (or Employer’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Restricted Stock Units or sale of Shares, and (c) any other Company (or Employer) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Restricted Stock Units (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.
(b)    Tax Withholding. When Shares are issued as payment for vested Restricted Stock Units, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer. If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction. Pursuant to such procedures as the Administrator may specify from time to time, the Company and/or Employer shall withhold the amount required to be withheld for the payment of Tax Obligations or other greater amount up to the maximum statutory rate under Applicable Laws, as applicable to the Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Company. The Administrator shall satisfy such Tax Obligations, if permissible by applicable local law, by selling a sufficient number of such Shares otherwise deliverable to Participant, equal to the amount of the Tax Obligations, on Participant’s behalf at the prevailing market price through broker-assisted sell-to-cover transactions through the administrator of the Company’s stock administration system. The proceeds from the sale will be used to satisfy Participant’s Tax Obligations (and any associated broker or other fees) arising with respect to this Award. Only whole Shares will be sold to satisfy any Tax Obligations. Any proceeds from the sale of Shares in excess of the Tax Obligations (and any associated broker or other fees) will be paid to Participant. By accepting this Award, Participant expressly consents to the sale of Shares to cover the Tax Obligations (and any associated broker or other fees) and agrees and acknowledges that Participant may not satisfy them by any means other than such sale of Shares, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent. The Company and the Participant intend that the foregoing determination be contractually binding on Participant and that sales made on behalf of the Participant will be treated as made pursuant to a “binding contract” to sell or a “written plan of trading” sufficient to establish the affirmative defense provided by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and this Section 8(b) shall be interpreted in such a manner so as to provide for such a defense. With respect to any vesting date, if the sale of Shares on behalf of the participant on such date cannot be effected in such a manner that would be consistent with maintaining an affirmative defense under Rule 10b5-1 or consistent with applicable local law (as determined by the Company in its sole discretion), then such transactions shall not occur and the Company in its discretion will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant, or to permit Participant to satisfy any Tax Obligations by (i) delivering to the Company Shares that Participant owns and that have vested with a Fair Market Value equal to the amount required to be withheld, (ii) payment by Participant in cash, or (iii) such other means as the Administrator deems appropriate. Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Employer (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of such Tax Obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company. Participant acknowledges and agrees that the Company may refuse to deliver the Shares if such Tax Obligations are not delivered at the time they are due.
9.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
10.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE EMPLOYER) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE EMPLOYER) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
11.    Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.    Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:
(a)    the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(b)    all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(c)    Participant is voluntarily participating in the Plan;
(d)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;
(e)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(f)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted;
(g)    for purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units grant (including whether Participant may still be considered to be providing services while on a leave of absence);
(h)    unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(i)    the following provisions apply only if Participant is providing services outside the United States:

(i)	the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose;

(ii)
Participant acknowledges and agrees that none of the Company, the Employer or any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement; and

(iii)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Parent or Subsidiary or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, any Parent or Subsidiary and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

13.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
14.    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
Participant understands that Data will be transferred to a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
15.    Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Juno Therapeutics, Inc., 400 Dexter Avenue North, Suite 1200, Seattle, WA 98109, or at such other address as the Company may hereafter designate in writing.
16.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17.    No Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
18.    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Agreement may only be assigned with the prior written consent of the Company.
19.    Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.
20.    Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.    Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
22.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
23.    Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.
24.    Governing Law and Venue. This Award Agreement will be governed by the laws of Washington, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under the Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Washington, and agree that such litigation will be conducted in the courts of Seattle, Washington or the federal courts for the United States for the District of Washington, and no other courts.
25.    Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
26.    Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
27.    Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.